Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

April 1, 2008

EDGAR TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Manatron, Inc. Withdrawal of Post-Effective Amendments to Form S-8 Registration Statements

Ladies and Gentlemen:

                    Pursuant to Rule 477 of the Securities Act of 1933, we are filing this letter on behalf of Manatron, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") to withdrawal the following post-effective amendments to Form S-8 Registration Statements of the Company, which were filed with the Commission on April 1, 2008:

          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-15772)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-15777)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-33966)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-61286)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-90490)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-01885)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-07519)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-51892)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-51894)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-69597)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-69599)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-92879)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-106601)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-108736)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-119740)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-123349)
          Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 333-139279)

                    The reason for withdrawal of the foregoing post-effective amendments is because they were filed under the improper form type.

                    Please contact me with any questions or comments.

                                                                                Very truly yours,

                                                                                /s/ G. Charles Goode

                                                                                G. Charles Goode